Exhibit 3.1

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

FILED# c469-64 JUN 23 2004 IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(PURSUANT TO NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation
NEW CENTURY RESOURCES CORPORATION

2.	The articles have been amended as follows (provide article numbers, if available)
ARTICLE IV-STOCK-(a) IS HEREBY AMENDED AS FOLLOWS:

ARTICLE IV-STOCK-(a) The Corporation is authorized to issue two classes of shares to be designated as “preferred” and “Common”, The total number of shares which the corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares. The number of preferred shares is Fifty Million (50,000,000) shares, and the par value of each such share is $.001. The number of common shares authorized if Two Hundred Million (200,000,000) shares, and the par value of each share is $.001.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the articles of incorporation have voted in favor of the amendment is: 10,570,000

4.	Effective date of filing (optional):

5.	Office Signature (required): C.E.O. & President /s/ George Christodoulou

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.